                                                                 EXHIBIT (12)(a)
                                  ONEOK, Inc.
                   Computation of Earnings to Fixed Charges

                                                                                   Nine Months Ended
                                                                                     September 30,
(Unaudited)                                                                     2000               1999
------------------------------------------------------------------------------------------------------------
                                                                                  (Thousands of Dollars)
Fixed Charges, as defined
  Interest on long-term debt                                                  $ 64,686           $ 30,172
  Other interest                                                                15,634             13,290
  Amortization of debt discount and expense                                      2,345              1,161
  Interest on lease agreements                                                   3,202              1,953
------------------------------------------------------------------------------------------------------------
   Total Fixed Charges                                                          85,867             46,576
------------------------------------------------------------------------------------------------------------
Earnings before income taxes and
  income from equity investees                                                 157,883            115,092
------------------------------------------------------------------------------------------------------------
Earnings available for fixed charges                                          $243,750           $161,668
============================================================================================================
Ratio of earnings to fixed charges                                                2.84 x             3.47 x
============================================================================================================

For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income for equity investees. "Fixed charges" consists of interests charges, the amortization of the debt discounts and issue costs and the representative interest portion of operating leases.